                 .                                                       Initial
Class        Size                 WAL              Coupon Style          Coupon
A1                   18,179,000        2.38        FIX                   4.706
A2                   55,593,000        4.32        FIX                   5.425
A3                   65,593,000        6.19        FIX                   5.710
ASB                  32,365,000        6.52        FIX                   5.650
A4                  326,361,000        9.21        FIX                   5.690
A1A                  43,777,000        8.74        FIX                   5.655
A1AF                122,270,000        4.17        FIX                   5.406
AM                   71,156,000        9.52        WAC                   6.266
AMA                   6,254,000        9.57        WAC                   6.266
AMAF                 17,467,000        4.17        WAC Cap               6.246
AJ                   41,805,000        9.58        WAC                   6.266
AJA                   3,675,000        9.58        WAC                   6.266
AJAF                 10,263,000        4.17        WAC                   6.266

Settle                6/12/2008

STATEMENTS REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 866-500-5408.

Information in this material regarding any assets backing any securities described or referred to herein supersedes all prior information regarding such assets that is contrary to the information contained herein.

The securities may not be suitable investments for all investors. Merrill Lynch,
Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Citigroup
Global Markets Inc. and PNC Capital Markets LLC and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities described or referred to herein or derivatives thereof (including options), and may have an investment or commercial banking relationship with the issuer.

IRS Circular 230 Notice

This information is not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties. This information is written and provided by the underwriters in connection with the promotion or marketing of the transactions or matters addressed herein.

Any legends, disclaimers or other notices or language that may appear in the text of, at the top or bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or
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investors;

- disclaimers of responsibility or liability; - statements requiring investors
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offer to sell or a solicitation or an offer to buy;

- statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

- a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

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